Exhibit 21.1

                              List of Subsidiaries

MiXTV Limited, an Israeli corporation

Zone4Play, Inc., a Delaware corporation

Subsidiaries of Zone4Play, Inc., a Delaware corporation:
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Zone4Play Limited, an Israeli corporation

Zone4Play (UK) Limited, a United Kingdom corporation